UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
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Titan International, Inc.
2701 Spruce Street Quincy, Illinois 62301
____________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: June 14, 2017
To Titan Stockholders:

The Annual Meeting of Stockholders (the Annual Meeting) of Titan International, Inc., a Delaware corporation (Titan or the Company), is to be held on Wednesday, June 14, 2017, at 10:00 a.m. Mountain Daylight Time, at Sheraton Suites Calgary Eau Claire, 255 Barclay Parade SW, Calgary, AB, T2P 5C2, Canada, to consider and act upon the following matters:

1)
Elect Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Maurice M. Taylor Jr. as directors to serve for one-year terms and until their successors are elected and qualified;

2)
Ratify the selection of Grant Thornton LLP by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ended December 31, 2017;

3)	Approve, in a non-binding advisory vote, the compensation paid to our named executive officers;

4)	Approve, in a non-binding advisory vote, the frequency of future advisory votes on compensation paid to our named executive officers; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan's Board of Directors has fixed the close of business on April 17, 2017, as the "record date." Only those stockholders whose names appear as holders of record of Titan common stock at the Company's close of business on April 17, 2017, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A copy of Titan's Annual Report, including Form 10-K, for the year ended December 31, 2016, is enclosed with the accompanying Proxy Statement for your information.

Every stockholder's vote is important. All stockholders are encouraged to attend the Annual Meeting in person or by proxy. Stockholders can help the Company avoid unnecessary costs and delay by completing, signing, dating and promptly returning the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card. Telephone and Internet voting are also offered with instructions included on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Meeting Attendance: Please note that if you are attending the Annual Meeting in person, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 28, 2017	Secretary and General Counsel

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date: June 14, 2017

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (Titan or the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board of Directors) for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on June 14, 2017, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about April 28, 2017. Although the Company's Annual Report to Stockholders including Form 10-K for the year ended December 31, 2016, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications to Vote
Only holders of shares of common stock of the Company (Common Stock) at the close of business on April 17, 2017, (the Record Date) will be entitled to receive notice of, and vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock held on the Record Date include shares that are held directly in the name of a holder of Common Stock (the Common Stockholders) as the registered stockholder of record on the Record Date and those shares of which the Common Stockholder is the beneficial owner on the Record Date and which are held through a broker, bank, or other institution, as nominee, on the Common Stockholder’s behalf (sometimes referred to as being held in “street name”), that is considered the stockholder of record of those shares.

Shares Entitled to Vote
On the Record Date, there were 59,657,340 shares of Common Stock outstanding, and there were no other outstanding classes of stock that will be entitled to vote at the Annual Meeting.

Votes per Share
Common Stockholders are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote; Board Recommendation
Common Stockholders are being asked to consider and vote upon the following matters:
Proposal #1: Elect Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Maurice M. Taylor Jr., as directors to serve for one-year terms and until their successors are elected and qualified;
Proposal #2: Ratify the selection of Grant Thornton LLP by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ended December 31, 2017;
Proposal #3: Approve, in a non-binding advisory vote, the compensation paid to our named executive officers;
Proposal #4: Approve, in a non-binding advisory vote, the frequency of future advisory votes on compensation paid to our named executive officers;
and such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors unanimously recommends that you vote FOR each of Proposals #1, #2, and #3, and FOR "Every Year" on Proposal #4.

VOTING PROCEDURES (continued)

Time and Place; Directions
The Annual Meeting of Stockholders of Titan will be held on Wednesday, June 14, 2017, at 10:00 a.m. Mountain Daylight Time, at Sheraton Suites Calgary Eau Claire, 255 Barclay Parade SW, Calgary, AB, T2P 5C2, Canada. You may call Sheraton Suites Calgary Eau Claire at (403) 266-7200 for directions to the location of the Annual Meeting.

Attendance for Annual Meeting
Please note that if you are attending the Annual Meeting in person, proof of Common Stock ownership as of the Record Date must be presented, in addition to valid photo identification.

Voting by Stockholders of Record; Submitting Your Proxy
Common Stockholders of record on the Record Date are entitled to cast their votes in person at the Annual Meeting or by properly executed proxy according to the instructions on the enclosed proxy card. Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you submit your proxy by telephone or Internet, you do not need to mail back your proxy card.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such proxies will be voted FOR each of Proposals #1, #2, and #3, and FOR "Every Year" on Proposal #4, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Voting by Beneficial Owners of Common Stock
If your shares are held in “street name,” your broker or other institution serving as nominee will send you a request for directions for voting those shares. Many brokers, banks, and other institutions serving as nominees (but not all) participate in a program that offers internet voting options and may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials online or to request a paper or email copy of our proxy materials. If you received these proxy materials in paper form, the materials included a voting instruction card so you can instruct your broker or other nominee how to vote your shares.

For a discussion of rules regarding the voting of shares held by beneficial owners when you do not give voting instructions to your broker, please see “Broker Non-Votes.”

Broker Non-Votes
Under the rules of the New York Stock Exchange (“NYSE”), member brokers that hold shares in "street name" for their customers that are the beneficial owners of those shares only have the authority to vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal because it does not have discretionary authority to vote those shares on that matter. A “broker non-vote” is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on those matters, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. The shares of Common Stock as to which “broker non-votes” are submitted are not entitled to vote at the Annual Meeting with respect to the matters to which the “broker non-votes” apply. However, such shares will be included for purposes of determining whether a quorum is present at the Annual Meeting.

VOTING PROCEDURES (continued)

Quorum for Annual Meeting
There must be a quorum for the Annual Meeting to be held. The presence, in person or by properly executed proxy, of Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes" are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual Meeting is convened, Common Stockholders representing a majority of the shares of Common Stock present, in person or represented by properly executed proxy, may adjourn the Annual Meeting.

Vote Required to Approve Proposals
Proposal #1: Election of each of Mr. Cashin, Mr. Cowger, Mr. Febbo, Mr. McNitt, Dr. Rachesky, and Mr. Taylor as directors requires the affirmative vote of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #2: Ratification of the selection of the independent registered public accounting firm of Grant Thornton LLP requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3:
Approval of the non-binding advisory vote on executive compensation requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Although the advisory vote on compensation paid to our named executive officers is non-binding, the Board of Directors will review the result of the vote and will take it into account in making a determination concerning executive compensation in the future.

Proposal #4:
Stockholders may vote in favor of holding the vote on our named executive officer compensation every year, every two years or every three years, and they may also choose to abstain. The Board of Directors will take the voting results into account in determining whether to hold the advisory vote on executive compensation every year, every two years, or every three years.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against Proposal #1, Proposal #2, and Proposal #3, but will have no effect on the outcome of Proposal #4. Brokers that do not receive instructions with respect to Proposal #1, Proposal #3, or Proposal #4 from their customers will not be entitled to vote on that proposal as each of such proposals is considered a “non-routine” matter; accordingly, any such broker non-votes will not have any impact on the outcome of Proposal #1, Proposal #3, and Proposal #4. Because Proposal #2 is considered a “routine” matter, brokers have discretionary authority to vote on Proposal #2 in the absence of timely instructions from their customers. As a result, there will be no broker non-votes with respect to Proposal #2.

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation, submitting a new, properly signed proxy bearing a later date, or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael G. Troyanovich, Secretary and General Counsel of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

VOTING PROCEDURES (continued)

Company's Transfer Agent
Computershare                Physical address:
P.O. Box 30170                211 Quality Circle, Suite 210
College Station, TX 77842-3170        College Station, TX 77845

Stockholder Information: (877) 237-6882    Agent website: www.computershare.com/investor

Common Stock Data
The Common Stock is listed and traded on the New York Stock Exchange under the symbol TWI.

Vote Tabulation
Broadridge Investor Communication Services will be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results by filing a Current Report on Form 8-K with the Securities and Exchange Commission.

Please Vote
Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered, with instructions included on the proxy card.

Proxy Notice
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on June 14, 2017.

This Notice of Annual Meeting of Stockholders and Proxy Statement are available at the Company's website, www.titan-intl.investorroom.com/sec-filings, and at www.proxyvote.com.

PROPOSAL #1 - Election of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Maurice M. Taylor Jr. as Directors

The Board of Directors recommends that stockholders vote FOR the election of each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Maurice M. Taylor Jr. as Directors to serve until the 2018 Annual Meeting.

The Board of Directors currently consists of seven directors. The Company's By-laws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III until the election of directors at the Annual Meeting of Stockholders to be held in 2018. Commencing with the election of directors at the 2016 Annual Meeting of Stockholders, each director is elected for a one-year term. The Board of Directors has determined that, with the exception of the Chairman of the Board (Mr. Taylor), each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Anthony L. Soave meets the independence requirements for directors set forth in the New York Stock Exchange listing standards. The Nominating Committee of the Board of Directors (the Nominating Committee) recommended to the Board of Directors the nomination of, and the Board of Directors is nominating, each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Maurice M. Taylor Jr. for election at the Annual Meeting as directors to serve until the 2018 Annual Meeting of Stockholders and until his successor is elected and qualified. Each of the nominees is currently a director serving on the Board of Directors and has consented to serve as a director if elected.

In the unexpected event that the nominee for director becomes unable or declines to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating Committee. The following is a brief description of the business experience of each of the nominees for at least the past five years.

Nominees

Richard M. Cashin Jr.
Mr. Cashin is President of OEP Capital Advisors LP (“OEP”), which currently manages $5 billion of investments and commitments on behalf of JPMorgan Chase & Co. ("JPM") and other third-party institutional investors including Lexington Partners, AlpInvest Partners, Blackstone/Strategic Partners Fund Solutions, and over 50 other institutional and individual investors.  OEP is an independent investment advisor, the former private equity investment arm of JPM, having completed a spin-out from JPM in January 2015. OEP and its predecessors have invested nearly $11 billion in over 70 investments. During his fourteen-year tenure with JPM, Mr. Cashin was the Managing Partner of OEP. Prior to this, Mr. Cashin was Managing Partner of Cashin Capital Partners (April 2000-April 2001) and President of Citigroup Venture Capital, Ltd. (1980-2000, became President in 1994).  Mr. Cashin serves on the board of Genband and is a Trustee of the American University in Cairo, Boys Club of New York, Brooklyn Museum, Central Park Conservancy, Jazz at Lincoln Center, National Rowing Foundation, and Newport Festivals Foundation. Mr. Cashin, who is 64 years old, became a director of the Company in 1994. Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Director's overall qualifications. Mr. Cashin's experience with large mergers and acquisitions especially contributes to Titan's overall long-range plan.

Gary L. Cowger
Mr. Cowger is the chairman and CEO of GLC Ventures, LLC, a management consultancy on business, manufacturing and technology strategy, and global organizational structures and implementation. He serves on the board of directors of Delphi Automotive, College for Creative Studies, and Kettering University (formally General Motors Institute), where he was a past Chairman. Mr. Cowger has served as a board member of Tecumseh Products; Saturn Corporation; OnStar; Saab; Adam Opel, AG; GM of Canada; NUMMI; and GMAC. He has also served on the board of the United Negro College Fund, MIT North America Executive Board, Detroit Symphony, the governing board for the Leaders for Manufacturing at MIT, Focus Hope, and was the Co-Chair of the Martin Luther King Memorial Foundation Executive Leadership Cabinet with the Honorable Andrew Young. Mr. Cowger enjoyed a long-term career with General Motors from 1965 until his retirement in December 2009. He held senior positions at General Motors including President and Managing Director of GM de Mexico (1994-1997), Chairman of Adam Opel, AG (1998), Group Vice President of Manufacturing and Labor Relations (1999-2001), and President of GM North America (2001-2005). Mr. Cowger, who is 70 years old, became a director of the Company in January 2014. Mr. Cowger's global manufacturing background provides an informed perspective to the Company's global operations.

Albert J. Febbo
Mr. Febbo retired from General Electric ("GE") after 30 years; 18 years in sales and marketing leadership roles in GE's U.S. and European plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He is the founder and is a partner in BOOMVOTE.COM, a social networking internet business. Mr. Febbo, who is 77 years old, became a director of the Company in 1993. He is on the Advisory Board of Titan's independent audit firm, Grant Thornton LLP. Mr. Febbo possesses particular knowledge and experience in sales, distribution, marketing, and leadership in global organizations that enhances the Board of Director's overall qualifications. Mr. Febbo's tenure at such a large and complex organization as GE affords him valuable perspective as Titan expands and changes. Mr. Febbo's marketing experience in the plastics and automotive industries is a major contribution to the Company's long-range planning.

Peter B. McNitt
Mr. McNitt is the Vice Chair of BMO Harris Bank and has held this position since 2006. As part of BMO Harris Bank’s executive leadership team, he has a wide range of responsibilities focusing the organization on delivering the full breadth of wealth, commercial, and investment banking capabilities to the bank's customers. He has direct responsibility for strategic initiatives that both strengthen BMO Harris' capabilities around customer focus and development and expand the bank's market visibility and presence. Prior to becoming Vice Chair, Mr. McNitt led BMO Harris' U.S. Corporate Banking as Executive Vice President and U.S. Investment Banking as Executive Managing Director. He is on the Board of Directors of Youth Guidance, Chairman of the Board of Managers for the YMCA of Metropolitan Chicago, and the Board of Trustees of WTTW. Mr. McNitt also served on the Board of Directors of the Chicagoland Chamber of Commerce through 2015. Mr. McNitt, who is 62 years old, became a director of the Company in 2013. Mr. McNitt has a good working knowledge of the Company's business and history through being involved with banking activity with Titan in the past. Mr. McNitt adds a great deal of financial expertise to Titan's Board. Mr. McNitt has 40 years of experience as an executive in the banking industry, during which time he has regularly analyzed financial statements and dealt with audit statements and audit functions.

Mark H. Rachesky, MD
Dr. Rachesky is the Founder and President of MHR Fund Management LLC, a New York-based investment firm that takes a private equity approach to investing.  MHR manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries.  Dr. Rachesky is Chairman of the Board of Directors of Lions Gate Entertainment Corp., Loral Space & Communications Inc., and Telesat Canada, and serves on the Board of Directors of Emisphere Technologies, Inc. and Navistar International Corporation.  He has also previously served as a director of Leap Wireless International, Inc.  Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania.  Dr. Rachesky, who is 58 years old, became a director of the Company in June of 2014.  Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships.  In addition, Dr. Rachesky has significant expertise and perspective as a member of the board of directors of private and public companies engaged in a wide range of businesses.

Maurice M. Taylor Jr.
Mr. Taylor is Chairman of the Company's Board of Directors. Mr. Taylor retired as Chief Executive Officer of the Company in December 2016, a position that he held since 1990. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a leveraged buyout by Mr. Taylor and investors. Mr. Taylor, who owned 53% of Titan at the time, took the Company public in 1992 on NASDAQ and in 1993 moved Titan to the New York Stock Exchange. Mr. Taylor, who is 72 years old, has been in the manufacturing business for more than 50 years and has a bachelor's degree in engineering. He is also a journeyman tool and die maker as well as a certified welder. Mr. Taylor's work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering, and innovation that enhances the Board of Director's overall qualifications. Mr. Taylor's extensive background with the Company has given him a breadth of insight into Titan's markets and the requirements of end users. With Mr. Taylor's knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions. Mr. Taylor picked up the nickname of "The Grizz," so the mascot of Titan International is a version of a friendly Grizz bear. In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.

DIRECTOR CONTINUING IN OFFICE

The following director, whose term expires at the Annual Meeting of Stockholders in 2018, is continuing in office:

Anthony L. Soave
Mr. Soave is President, Chief Executive Officer and founder of Soave Enterprises LLC, a privately held, Detroit-headquartered company comprised of numerous holdings in the real estate development, environmental and industrial services, metals recycling, agriculture, and automotive retailing industries, among others. Mr. Soave has held this position since 1998. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 77 years old, became a director of the Company in 1994. Mr. Soave possesses particular knowledge and experience in sales, distribution, and leadership in diversified businesses that enhances the Board of Director's overall qualifications. Mr. Soave's experiences in building businesses from the ground up contribute to the dynamic of Titan's entrepreneurial spirit. Mr. Soave's operational and distribution background further assist with the Company's direction.

PROPOSAL #2 - Ratification of Independent Registered Public Accounting Firm of
Grant Thornton LLP

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of the independent registered public accounting firm, Grant Thornton LLP, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2017.

Grant Thornton LLP served the Company as the independent registered public accounting firm during the year ended December 31, 2016, and has been selected by the Audit Committee of the Board of Directors (Audit Committee) to serve as the independent registered public accounting firm for the present year ending December 31, 2017. Grant Thornton LLP has served the Company in this capacity since 2012.

If stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the audit year ending December 31, 2018.

A representative from Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

PROPOSAL #3 - Approval, in a Non-Binding Advisory Vote, of the Compensation Paid to the Named Executive Officers

As required by Section 14A of the Securities Exchange Act of 1934, the Company is providing stockholders with the opportunity to vote, on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (SEC), included in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in the "Compensation Discussion and Analysis" section, the objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. The compensation program is designed to be fair and just to both the Company and the individual. The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company. Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement for additional information regarding the Company's executive compensation.

The Board of Directors is requesting the support of Titan's stockholders for the executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement. This proposal gives the Company's stockholders the opportunity to express their views on the executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

The Board of Directors recommends that stockholders vote FOR the approval, in a non-binding advisory vote, of the compensation paid to the named executive officers and the following resolution:

“RESOLVED, that the compensation of the Company's Named Executive Officers as described in the Company's definitive Proxy Statement for the Company's 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled 'Compensation Discussion and Analysis' and 'Compensation of Executive Officers,' is hereby APPROVED.”

The vote on the compensation of our executive officers, commonly referred to as "say-on-pay," is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee of the Board of Directors (the Compensation Committee). The final decision on the compensation and benefits of our executive officers and on whether, and if so how, to address any stockholder approval or disapproval of executive compensation remains with the Board of Directors and the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of the Company’s stockholders as expressed through their votes and other communications, and will consider the outcome of this vote, together with other relevant factors, when making future compensation decisions for the named executive officers.

The Board of Directors previously determined that the Company will hold an advisory vote on executive compensation annually. See Proposal #4 regarding the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL #4 - Approval, in a Non-Binding Advisory Vote, on the Frequency of Future Advisory Votes on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, the Company is providing stockholders with the opportunity to vote, on a non-binding advisory basis, on whether future advisory votes on executive compensation should occur every year, every two years, or every three years. This vote on Proposal #4 is non-binding on the Board.

The Board has determined that holding an advisory vote on the Company’s executive compensation every year is most appropriate for the Company at this time, and recommends that stockholders vote to hold such future advisory votes every year. The Board believes that, because the intention of the “say-on-pay” vote is to provide a vehicle to communicate with the Compensation Committee, it is most useful to have a communication that is received on a regular basis and in a timely manner. We also believe that it is generally the desire of investors to have an annual “say-on-pay” vote. Although the advisory vote is non-binding, the Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. In that regard, we currently intend to provide annual “say-on-pay” voting in the future unless by their votes our stockholders indicate they would prefer less frequent voting. However, notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on the Company’s executive compensation on a less frequent basis.

You may specify one of four choices for this proposal on the proxy card: every year, two years, three years, or abstain. You are not voting to approve or disapprove of the Board’s recommendation.
The Board recommends that stockholders vote, on a non-binding advisory basis, FOR conducting an advisory vote on executive compensation every year.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm of Grant Thornton LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2016. Fees paid to the independent registered public accounting firm of Grant Thornton LLP included the following:

Audit Fees: For the years ended December 31, 2016 and 2015, Grant Thornton LLP billed the Company $2,423,702 and $2,243,997, respectively, for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports, and statutory audits of foreign subsidiaries.

Audit-Related Fees: For the years ended December 31, 2016 and 2015, Grant Thornton LLP billed the Company $144,752 and $142,950, respectively, for professional services rendered related to employee benefit plan compliance and consultations.

All Other Fees: In addition to the fees detailed above, out-of-pocket and administrative fees paid to Grant Thornton LLP totaled $410,938 and $342,228 for the years ended December 31, 2016 and 2015, respectively.

	2016	2015
Audit Fees	$2,423,702	$2,243,997
Audit-Related Fees: Consultations	9,577	20,000
Audit-Related Fees: Employee benefit plan compliance	135,175	122,950
Tax Fees	—	—
All Other Fees	410,938	342,228
Total	$2,979,392	$2,729,175

Audit Committee Pre-Approval: All of the services provided by Grant Thornton LLP for each of 2016 and 2015 were pre-approved by the Audit Committee as required by and described in the Audit Committee's Charter.

AUDIT COMMITTEE REPORT

In connection with the filing and preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management and its independent auditors, including meetings where the Company’s management was not present.

The Committee has selected Grant Thornton LLP (GT) to serve as the independent registered public accounting firm for the Company for 2017 with stockholders' approval. The Committee has discussed the issue of independence with GT and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from GT as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence). The Committee has discussed with GT the matters required by Auditing Standard No. 1301, Communications with Audit Committees.

The Committee meets independently with GT to discuss the accounting principles applied by management and to discuss the quality of the Company's internal audit function. GT reported to the Committee that there were no unresolved matters with management to report. The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Gary L. Cowger
Peter B. McNitt

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock-based incentive compensation to attract and retain qualified directors to serve on the Board. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director receives an annual director fee of $100,000. In lieu of this annual director fee, under the Titan International, Inc. 2005 Equity Incentive Plan, each non-employee director of the Company may receive a non-discretionary grant of stock options for 20,000 shares of Common Stock at the conclusion of each Annual Meeting of Stockholders at which such director is elected, re-elected, or continues in office. Such options are immediately vested and exercisable upon the date of grant and expire ten years from the date of the grant.

The Audit Committee Chairman receives an additional $22,500 annual cash payment while each Chairman of the Compensation Committee, the Corporate Governance Committee, and the Nominating Committee receives an additional $15,000 annual cash payment for these positions. The "audit committee financial expert" serving on the Audit Committee receives an additional $7,500 annual cash payment for this role. The Company also pays each director a fee of $500 for each Board of Director or committee meeting attended. Titan also reimburses out-of-pocket expenses related to the directors' attendance at such meetings.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Audit Committee Financial Expert Fee	Meeting Fee
$100,000	$22,500	$15,000	$7,500	$500

The Company does not have any consulting contracts or arrangements with any of its directors. The Company's directors are not subject to minimum Common Stock ownership requirements. However, at December 31, 2016, the directors beneficially owned, in the aggregate, approximately 19.3% of the Common Stock.

DIRECTOR COMPENSATION TABLE FOR 2016

Name of Director	Fees Earned or Paid in Cash	Option Awards (a)	Total
Richard M. Cashin Jr.	$20,500	72,437	$92,937
Gary L. Cowger	144,000	─	144,000
Albert J. Febbo	153,000	─	153,000
Peter B. McNitt	150,500	─	150,500
Mark H. Rachesky, MD	8,000	72,437	80,437
Anthony L. Soave	19,000	72,437	91,437
Maurice M. Taylor Jr. (b)	─	─	—

(a)
The amounts included in the “Option Awards” column represent the grant date fair value of stock option awards determined in accordance with Accounting Standards Codification (ASC) 718 Compensation - Stock Compensation. The aggregate number of shares underlying unexercised options outstanding as of December 31, 2016 for each member of the Board of Directors, as applicable, was as follows: Mr. Cashin - 105,000 shares; Dr. Rachesky - 59,000 shares; and Mr. Soave - 105,000 shares. None of Messrs. Cowger, Febbo, McNitt or Taylor held any options to purchase shares of Common Stock as of December 31, 2016.

(b)
See "Summary Compensation Table" for disclosure related to Maurice M. Taylor Jr., who retired as Chief Executive Officer of the Company in December 2016. While Chief Executive Officer, Mr. Taylor received no director or meeting fees for his service on the Board of Directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee of the Board of Directors and the number of meetings held by each committee during 2016:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee
Richard M. Cashin Jr.	X	─	Chair	X	X
Gary L. Cowger	X	X	X	Chair	─
Albert J. Febbo	X	Chair	X	X	X
Peter B. McNitt	X	X	X	─	Chair
Mark H. Rachesky, MD	X	─	X	X	X
Anthony L. Soave	X	─	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─	─

2016 Meetings	8	24	2	1	3

X - denotes committee member    Chair - denotes committee Chairman         ─ denotes not a member

Board of Directors
The Board of Directors approves nominees for election as directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees. The Board and committee meetings are presided over by their Chairman. If the Chairman is unavailable, the directors present appoint a temporary Chairman to preside at the meeting.

Audit Committee
The Audit Committee was composed of three independent non-employee directors during 2016. The Board of Directors has determined that each of the members of the Audit Committee satisfies the requirements of the New York Stock Exchange (NYSE) with respect to independence, accounting or financial-related expertise, and financial literacy. Mr. McNitt qualifies as an "audit committee financial expert" as defined in the SEC rules under the Sarbanes-Oxley Act of 2002.

The Audit Committee retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board. The Audit Committee meets quarterly with members of management, internal audit, and the independent registered public accounting firm, individually and together, to review and approve the financial press releases and Forms 10-Q and Form 10-K reports prior to their filing and release. The Audit Committee operates under a written charter, which was amended and restated June 2, 2016, and is available on the Company's website: www.titan-intl.com. In September 2016, Titan entered into an Audit Committee Observer Agreement with Michael Sirignano and MHR Institutional Partners III LP, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Advisors III LLC, MHR Advisors LLC, MHR LLC, MHR Fund Management LLC, MHR Holdings LLC, and Mark H. Rachesky (collectively, the “MHR Entities”) that permits the MHR Entities to designate an observer of the Audit Committee. Mr. Sirignano served during 2016, and as of the date of this Proxy Statement serves, as the observer under the agreement.

Compensation Committee
The Compensation Committee provides oversight of all executive compensation and benefit programs. The Compensation Committee reviews and approves and makes recommendations accordingly to the Board regarding, the salaries and all other forms of compensation of the Company's executive officers, including reviewing and approving corporate goals and objectives with respect to such executive officer compensation. The Compensation Committee is responsible for the adoption of, the administration of, and making awards under, the Company’s equity compensation plans, to the extent provided for by any such plan. The Compensation Committee is also primarily responsible for reviewing the non-employee director compensation program and recommending any changes to the program to the Board of Directors.

Nominating Committee
The Nominating Committee develops the criteria and implements the process of identifying, screening, and nominating candidates for election to the Board of Directors. The committee oversees the evaluation and composition of the Board of Directors and the committees of the Board of Directors.

Corporate Governance Committee
The Corporate Governance Committee provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company, including through developing and maintaining the Company’s corporate governance policies. The Corporate Governance Committee is also responsible for reviewing related party transactions.

Special Committee
In 2016, the Company formed a special committee of the Board of Directors to review and analyze the issues relating to a possible sale of Italtractor ITM S.p.A. and its subsidiaries, which are subsidiaries of the Company that design and produce steel track and undercarriages for the construction, mining, and agricultural markets. In that regard, the special committee was responsible for engaging in discussions with third parties and, to the extent appropriate, negotiating or supervising the negotiation of the final terms of any transaction and any agreements necessary to give it effect. Mr. Cowger was the Chairman of the special committee, which was also comprised of Mr. Febbo, Mr. McNitt, and Mr. Soave. The special committee was terminated in January 2017 in connection with the decision to discontinue the Company’s pursuit of such a sale transaction.

BOARD LEARDERSHIP STRUCTURE

The Company's Board of Directors is currently comprised of seven non-employee directors, including Mr. Taylor, the Chairman of the Board. Mr. Taylor served as Chief Executive Officer until his retirement in 2016. Mr. Taylor has served as Chairman of the Board since 2005, and has been a member of the Board of Directors since 1993, when Titan first became a public company. The Company believes that the number of independent, experienced directors that make up the Board of Directors benefits Titan and its stockholders.

While the Board of Directors does not have a formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, as a result of Mr. Taylor’s retirement as Chief Executive Officer, the roles of the Chairman of the Board and the Chief Executive Officer are currently separated. The Company believes that this structure is the best governance model for the Company at this time as the Chairman of the Board, Mr. Taylor, is able to focus on Board matters with the insight and experience gained from years of being the Company's Chief Executive Officer, allowing the current Chief Executive Officer, Mr. Reitz, to focus on the Company's operations. The Board of Directors believes Titan is well-served by the current leadership structure.

The Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board of Directors evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Board of Directors is responsible for overseeing Titan's Enterprise Risk Management (ERM) process. The Board of Directors focuses on Titan's ERM strategy and the most significant risks facing Titan from a strategic, financial, operational and legal perspective considering impact, likelihood and velocity. They evaluate whether appropriate risk mitigation strategies are implemented by management and are effective. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board of Directors works with the Audit Committee in its oversight of Titan's ERM process. The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan's system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan's compliance with legal and regulatory requirements. The Company's other Board committees also consider and address risk as they perform their respective committee responsibilities, including evaluation of risks relating to the Company's compensation programs and corporate governance standards. Each of the committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material risk.

Titan's management is responsible for day-to-day risk management. The Company's Internal Audit team reports functionally to the Audit Committee and administratively to the Chief Financial Officer and serves as the primary monitoring and testing function for company-wide policies and procedures. The Chief Financial Officer and the Internal Audit team manage the day-to-day oversight of the ERM strategy for ongoing business described above.

The Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risk Relating to Employee Compensation Policies and Practices
The Board of Directors believes that the risks relating to the Company's compensation policies and practices for Titan employees are not reasonably likely to have a material adverse effect on the Company at this time.
In examining risk relating to employee compensation policies and practices, the Company considered the following factors:

•	The Company is an industrial manufacturer; in the Company's opinion, this business does not lend itself to or incentivize significant risk-taking by Company employees.

•
The compensation practices for the Company's non-bargaining employees and management have been established over several decades; in the Company's opinion, these practices have not promoted significant risk-taking.

•	The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

DIRECTOR NOMINATION PROCESS

The Nominating Committee and other members of the Board identify candidates for consideration by the Nominating Committee. An executive search firm may also be utilized to identify qualified candidates for consideration.
The Nominating Committee evaluates candidates from any reasonable source, including stockholder recommendations and recommendations from current directors and executive officers, based on the qualifications for a director described in its charter. These considerations include, among other things, merit, expected contributions to the board, whether the candidate meets the independence standards of the SEC and the NYSE, and a diversity of background and opinion, with diversity being broadly considered by the Board of Directors to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics such as organizational experience, professional experience, education, cultural and other background, viewpoint, skills and other personal qualities. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominee's qualifications for the directorship, experience and background, a written consent by the nominee to act as such, and any other information specified in the By-laws, accompany the stockholder's recommendation. Any stockholder nominations for election as directors at the 2018 Annual Meeting must be delivered to Titan at the address set forth below, not later than December 29, 2017. All nominations must be sent to the Nominating Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Involvement in Legal Proceedings
The Company is not aware of any events with respect to any director or executive officer of the Company requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
This Compensation Discussion and Analysis describes the compensation policies and determinations that apply to the Company's named executive officers. The Compensation Committee is empowered to review and approve the annual compensation package for the Company's named executive officers. The named executive officers for 2016 were as follows:

Position	Name
Chairman of the Board and former Chief Executive Officer	Maurice M. Taylor Jr.
President and current Chief Executive Officer	Paul G. Reitz
Current Chief Financial Officer	James M. Froisland
Former Chief Financial Officer	John R. Hrudicka
Secretary & General Counsel	Michael G. Troyanovich

Mr. Taylor previously served as Chief Executive Officer until his retirement, effective December 29, 2016. Mr. Taylor currently serves as non-executive Chairman of the Board and Mr. Reitz was selected by the Board of Directors to serve as Chief Executive Officer, effective January 1, 2017. Mr. Hrudicka served as Chief Financial Officer from February 3, 2014, until May 2, 2016, when he transitioned to Senior Vice President of North America Tire and ultimately left the Company, effective July 22, 2016. Mr. Froisland served as Interim Chief Financial Officer from May 2, 2016, to December 4, 2016, and was appointed Chief Financial Officer, effective December 5, 2016.

Objective
The objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of the Company. To achieve these objectives, the compensation program is designed to be fair to both the Company and the individual. Consideration is given to the individual's overall responsibilities, qualifications, experience, and job performance.

Philosophy
The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company. Accordingly, an important component of the Compensation Committee's compensation philosophy is to align the financial interests of the Company's executive officers with those of the Company's stockholders. The philosophy of the Compensation Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other executive officers should be compensated at competitive levels sufficient to attract, motivate, and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change. To that end, the Compensation Committee has determined that the compensation package for executive officers shall consist of the following components reflecting a mix of fixed and variable compensation, as well as cash and equity compensation:

•	Base salaries to reflect responsibility, experience, tenure, and performance of executive officers;

•	Cash bonus awards, when applicable, to reward performance for strategic business objectives and individual objectives;

•	Long-term incentive compensation, when applicable, to emphasize business and individual objectives; and

•	Other benefits as deemed appropriate to be competitive in the marketplace.

In addition to reviewing the compensation of executive officers against competitive market data that is publicly available, the Compensation Committee also considers recommendations from the Company's Chief Executive Officer regarding the total compensation for the other named executive officers. The Compensation Committee also considered the historical compensation of each named executive officer, from both a base salary and total compensation package perspective, in setting the 2016 compensation for the executives.

Compensation Committee Charter
The Compensation Committee has a charter to assist in carrying out its responsibilities. The Compensation Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

Executive Compensation Decision-Making
Company management provides the Compensation Committee with historical compensation information relating to the executive officers to assist the Compensation Committee in formulating the named executive officer’s compensation. The Board of Directors has four members that have extensive manufacturing experience and two members that have extensive global financial market experience. The Compensation Committee consults with other members of the Board of Directors regarding what is occurring in their markets relating to compensation. The Compensation Committee considers competitors, markets, and individual performance, as well as the Company’s performance when making salary adjustments and bonus awards. The information provided to the Compensation Committee includes items such as base salary, bonus, and equity-based awards. The Compensation Committee takes into account the historical trend of each element of compensation and the total compensation for each year in connection with its decision about proposed compensation amounts. The Compensation Committee sets all compensation with regard to the CEO of the Company. For the other named executive officers of the Company, the Compensation Committee receives recommendations from the CEO which it considers when setting compensation for these individuals. The Committee members communicate with others in their own marketplaces to compare salaries and compensation packages. They also review Company competitors to see what is being paid to other executives in like fields.

The Compensation Committee has the authority to engage compensation consultants to assist with designing compensation for the named executive officers. In 2016, the Compensation Committee utilizes information obtained from Equilar, a software tool that compiles executive compensation information, that compares each named executive officer to a selected group for base salary and total compensation. Equilar obtains executive compensation information from public proxy data as a resource for referencing executive compensation to aid customers with their compensation programs. As the Company is a manufacturer in the off-highway industry, the selected group includes twenty public companies in the manufacturing and industrial business. The size of the company is also considered when selecting the benchmarking group. The companies chosen for comparison include the following:

American Axle & Manufacturing	Crane	Joy Global Inc	Nordson Corp
A O Smith	EnPro Industries, Inc	Kaiser Aluminum Corp	Stoneridge Inc
Applied Industrial Technologies Inc	Federal Signal Corp	Materion Corp	Valmont Industries Inc
Barnes Group Inc	Graco Inc	MSC Industrial Direct Co Inc	Wabash National Corp
Briggs & Stratton Corp	ITT Corp	Myers Industries Inc	Woodward, Inc
The Compensation Committee recognizes other companies may use different types of calculations and matrices to decide what a compensation package should contain. However, the Compensation Committee believes any package that uses only such formulas and matrices may not be a complete representation of the Company’s performance. The Compensation Committee's members use their extensive business experience and judgment, including reviewing competitive compensation information obtained from public information to evaluate and determine the Company's executive compensation packages in addition to performance metrics. While the Compensation Committee considers the executive compensation information for the group obtained through Equilar, the Compensation Committee does not focus on aligning the compensation for the Company’s executives to any specified percentage or level of the executive compensation for companies in the group. The Compensation Committee's philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Compensation Committee greater flexibility in carrying out its duties.

On or prior to the ninetieth day of each fiscal year of the Company (Performance Period) for which an award (Performance Award) is payable hereunder, the Compensation Committee shall establish the performance factors (Performance Measures) applicable to the award for that Performance Period, the objective criteria based on those Performance Measures pursuant to which the bonus for that Performance Period is to be payable (Performance Targets) and the amounts potentially payable based on the achievement or partial achievement of those Performance Targets. The Committee shall have sole discretion to determine the Company Performance Measures and Performance Targets applicable to the Performance Award, and the method of Performance Award calculation. Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) operating profit after capital charge; or (xv) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company's business. Performance Targets may include a minimum, maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and Performance Measures shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award otherwise payable to an Eligible Participant.

In setting compensation packages, including performance-based incentives, the Compensation Committee considers the provisions of its incentive programs. The Compensation Committee takes into account whether or not stock-based compensation is given as part of the executives' compensation package. Although granted in the past, no equity was granted to named executive officers in 2016. The performance goals under the Company’s incentive programs are designed using the Compensation Committee's business experience and judgment to best align executive compensation with the Company's actual performance. The Compensation Committee also considers the deductibility limitation imposed by section 162(m) of the Internal Revenue Code.

The Compensation Committee also considers the results of the non-binding advisory resolution from the previous year's annual meeting of stockholders, which reflected that 90% of the shares voted for the resolution.

Salary Level Considerations
Base salary levels for the named executive officers are initially established by their respective employment agreements, and these salary levels are reviewed and may be adjusted annually by the Compensation Committee. In determining appropriate salaries, the Compensation Committee considers: (i) the CEO's recommendations as to compensation for all other executives; (ii) the responsibilities of the executive position held, the individual's past experience, current performance, and competitive marketplace conditions for executive talent; (iii) compensation levels of other executives based on the Compensation Committee members' own business experience and judgment as well as annual salary surveys, etc.; and (iv) data from Equilar. Salary levels are typically considered on an annual basis and there are no set merit increases in any given year. Except to the extent provided for in the named executive officers’ employment agreement, the Compensation Committee's analysis is a subjective process, which utilizes no specific weights or formulas in determining executives' base salaries but includes a discussion with management of various factors, as well as all the other information discussed above.

Salary adjustments for executives can be based on the CEO's recommendation to the Compensation Committee that their job performance may warrant a salary adjustment for each. The CEO will discuss the executives' job performance with the Compensation Committee and answer any questions that they may have regarding the recommendation. The Compensation Committee will consider the recommendation of the CEO.

Base Salary
Based on a discussion of the above items, the executive salaries were approved by the Compensation Committee for the years of 2015, 2016, and 2017, and are detailed below.

	Year	M. Taylor (a)	P. Reitz	J. Froisland (b)	J. Hrudicka (c)	M. Troyanovich
Annual Base Salary	2015 Jan-Jun	1,000,000	500,000	—	290,000	300,000
Annual Base Salary	2015 Jul-Dec	1,000,000	750,000	—	400,000	350,000
Base Salary	2016	1,000,000	750,000	400,000	400,000	350,000
Base Salary	2017	—	900,000	400,000	—	350,000
(a) Mr. Taylor retired as Chief Executive Officer effective December 28, 2016.
(b) Mr. Froisland was appointed Chief Financial Officer effective December 5, 2016.
(c) Mr. Hrudicka was Chief Financial Officer until May 2, 2016.
Messrs. Reitz, Froisland, and Troyanovich have employment agreements with the Company that specify a base salary and permit the Board of Directors to increase base salary from time to time.

Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding 2016 base salary, Mr. Taylor's base salary was approximately at the 90th percentile for the group, Mr. Reitz's base salary was approximately at the 35th percentile for the group, Mr. Hrudicka's and Mr. Froisland's base salaries were approximately at the 40th percentile for the group, and Mr. Troyanovich's base salary was approximately at the 10th percentile for the group.

Executive Short-Term Incentive Plan
Titan adopted the Titan International, Inc. Executive Short-Term Incentive Plan (Executive Plan) effective January 1, 2013.  The purpose of the Executive Plan is to provide certain executive officers with annual cash incentive opportunities, based on the achievement of performance goals. While the Executive Plan has a term of five years, the Compensation Committee may amend, suspend, or terminate the Executive Plan at any time.  The Executive Plan was approved by Titan shareholders at the 2013 Annual Meeting.

Where determined appropriate by the Board of Directors or the Compensation Committee, the Executive Plan’s effect is to cause performance-based compensation to be exempt from the limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Pursuant to Section 162(m), the Company may not deduct more than $1 million per year for compensation paid to the Company's principal executive officer and the other three highest compensated officers (other than the Company's principal executive officer and the principal financial officer). The Compensation Committee generally structures compensation to take advantage of the performance-based compensation exemption under section 162(m). However, the Compensation Committee may elect to provide compensation outside those requirements when it determines appropriate.

Annual Incentive Compensation Sub-Plan
In 2016, the Company instituted an incentive compensation plan, known as the Annual Incentive Compensation Plan (the Plan). This is a sub-plan of the Executive Plan. This short-term annual pay-for-performance incentive is utilized to motivate and reward named executive officers and management for making decisions that improve performance as determined by a performance goal, a target incentive opportunity, and a payout formula for each participant for each performance period.

To achieve these objectives, the economic value added, or "EVA®" measure was selected for the Plan, as it demonstrates a statistical correlation to share price growth and shareholder returns. EVA is calculated by subtracting a charge for the use of Invested Capital (the amount of Capital invested by the Company multiplied by the Company’s Cost of Capital Rate) from Net Operating Profit After-Tax. If EVA increases/improves, value is created.

Performance Measures - Targets are initially established by the Compensation Committee and set forth in the Plan and are thereafter self-adjusting annually for each business unit and for the Company as a whole based on prior year EVA performance. The Plan design motivates continuous improvement and teamwork in order to earn payouts at or above target over time. In practice, if EVA exhibits improvement over the prior year, employees will receive awards above target; EVA preservation at a constant level will generate a pay-out at target, and below target if EVA declines.

The Company’s and/or business unit’s EVA financial performance determines the amount of award earned under the Plan. Such awards are based on actual EVA Momentum (defined below) performance relative to the established EVA target. EVA Momentum is calculated by the “change in EVA” divided by prior year sales. EVA Momentum is a measure of growth rate of EVA scaled to sales. The metric can be applied to diverse business units to assess performance, regardless of capital intensity or profit state.

EVA Momentum = (EVA current year minus EVA prior year) divided by sales prior year.

For a given year, a payout of 100% of the individual's target bonus amount is achieved when actual EVA Momentum is equal to the EVA Momentum target. Target EVA Momentum equals 0% where EVA target dollar amount equals prior year EVA. The individual's target bonus is earned for sustaining EVA performance levels through cyclical business cycles. As a consequence, the Plan is self-adjusting. For example, if EVA is lower in the current year, the pay-out will be lower than target; but the target resets for the following year by building off a “lower” base. If EVA has significantly increased in the current year, the pay-out will be higher than target; but the target resets for the following year by building off a “higher” base. As a result, the bar is raised in terms of the EVA improvement that is required to earn a reward above target. The benefit of the self-adjusting target is that budgets and negotiations can be decoupled from compensation considerations.

In practice, actual annual incentive payments each year can range from 0% to 150% of the targeted incentive opportunity based on corporate performance and/or the performance of the business unit over which management has responsibility. For example, functions would be linked 100% to company-wide performance; while a business unit would be linked to 50% company-wide performance/50% business unit performance.

In order to smooth out volatility of payouts associated with the cyclical markets in which we compete, both a “multiplier” and a bonus reserve “banking system” are utilized. The multiplier determines the sensitivity and volatility level of the bonus ranges as EVA rises and falls over time. The proper “multiplier” places the performance index (payout %) in a range where it falls infrequently outside the 0% and 200% range. If the multiplier is too large, the performance index (PI) will be too volatile, resulting in very large bonuses in good performance years and no bonuses in poor years. If the multiplier is too small, the performance index (PI) will approximate zero and bonus will gravitate to base bonus (target), regardless of actual performance, thus deterring motivation and incentive.

In practice, high volatility businesses require a lower multiplier, while stable businesses require a higher multiplier. The selected multiplier for the Company is “40”, based on testing of historical information and simulations that support the proper volatility level of the company.

The Performance Index (payout %) starts at 100% for Base Bonus (employee target bonus $). It adds an excess multiple, which is the difference between the Actual and Target EVA Momentum that year, multiplied by the “multiplier”.

The bonus reserve “banking system,” when coupled with the multiplier, will significantly reduce the volatility of bonus payouts. The banking system utilizes the performance index (payout %) by creating a bonus reserve when the performance index is greater than 150% that would be utilized in the future to fund poor performance years that fall below the threshold performance index.

The distribution from the reserve is scaled and linear to provide enhanced benefit based on the degree of EVA declines. In effect, the benefits include: 1) significantly reducing the volatility of the bonus payouts by mitigating “boom or bust” pay-outs; 2) stabilizing compensation by creating a forced savings plan; 3) buffering for poor performance years, that in turn promotes retention; and 4) enabling the annual cash incentive award to function as a long-term incentive plan by adapting through the cyclicality of the business (peaks and troughs).

Performance Index Parameters	Performance Index (PI)
Lower Threshold	0%
Upper Threshold	150%
Flow Rate	See table

Flow Rate Table

Performance Index	Flow Rate
≥ 80%	0%
65% - 79%	10%
50% - 64%	20%
25% - 49%	35%
≤ 24%	50%

Flow Rates are variable, based on the Performance Index (pay-out %) **tiered through 80%**

EXAMPLE: how it works

Multiplier	40
Performance Index Score (PI)	5%

	Bonus Reserve	EXAMPLE	
	Beginning Balance	100%	Beginning Balance begins fully funded
	PI > 150%	0%	**5% PI** < 150%; no contribution to reserve
	Bonus Reserve Balance	100%	
A	**Flow Rate** Bonus Contribution	47%	**5% PI** falls into ≤ 24% **Flow Rate** range
	Ending **Bonus Reserve Balance**	53%	Bonus Reserve Balance reduced to 50% (100% *minus* 50%
B	**Performance Index Score (PI)**	5%	Actual raw calculated score (capped 0% and 150%)
	"Filtered" Performance Index **(PI)**	52%	Payout % (**A** + **B**)
	Bonus Payout	$5,200	$10,000 (Base Bonus $-from previous example) * 52%

The Compensation Committee approved the following awards under the EVA incentive compensation plan for 2016.

Bonus	M. Taylor	P. Reitz	J. Froisland	M. Troyanovich
Awarded in 2016	$—	$795,000	$282,702	$185,500

The overall EVA performance index for the Company in 2016 was 112%. The Compensation Committee approved payouts for the named executive officers using a performance index of 106%.

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan and the Compensation Committee currently does not anticipate establishing such a plan.

Comparison of Executive Total Compensation
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding total 2016 compensation, Mr. Taylor's total compensation was approximately at the 10th percentile of the group, Mr. Reitz's total compensation was approximately at the 10th percentile of the group, and Mr. Troyanovich's total compensation was approximately at the 10th percentile of the group.

Employment Agreements
At December 31, 2016, the Company had outstanding employment agreements with certain of the executive officers of the Company. Each of Mr. Reitz, Mr. Froisland, and Mr. Troyanovich is a party to such an agreement. These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company. The agreements contain change of control provisions as detailed below.

Employment Agreements Providing Payments on a Change in Control
At December 31, 2016, the Company had outstanding employment agreements with each of the then-named executive officers of the Company. Mr. Reitz and Mr. Troyanovich signed employment agreements effective December 22, 2015. The agreements are effective for one year and each automatically renew for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of the agreement. Mr. Reitz's agreement was amended December 7, 2016, to reflect his change in title to President and Chief Executive Officer, including an increase in base salary (See 2017 Actions below). Mr. Froisland signed an employment agreement effective December 5, 2016. The agreement is effective for two years and automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of the agreement.

Pursuant to the employment agreements, in the event of the executive’s voluntary termination for good reason or involuntary termination without cause, subject to the executive’s execution and non-revocation of a release of claims, the Company shall (i) pay and continue all employee benefit programs offered to the Company’s executives (the “Standard Executive Benefits”); (ii) pay 100% of executive’s base salary or adjusted base salary for both the balance of the calendar year in which the executive is terminated or leaves the Company’s employ and also for the following calendar year; (iii) provide fully-paid medical and dental coverage for the remaining portion of executive’s employment term; (iv) 100% vest any stock options and Company match under the Company’s 401(k) plan; and (v) payment of any bonus compensation and incentive compensation for both the balance of the calendar year in which the executive terminated employment and also for the following calendar year (collectively referred to as the “Termination Payments”). In the event of a change in control, if the executive’s employment is terminated (whether voluntarily or involuntarily), the executive will be entitled to the Termination Payments.

For the purpose of each of the executive’s employment agreements, a "change of control of the company" means:

(i)
any person or entity acquires direct or indirect beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) of more than 50% of the outstanding voting securities of Titan; or

(ii)
the shareholders of Titan approve, or Titan otherwise effects, enters into, or approves, (A) a merger or consolidation of Titan with or into any other person or entity; (B) an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Titan; (C) a plan of complete liquidation of Titan; or (D) any transaction similar to any of the foregoing, other than, in the case of both (ii)(A) and (ii)(B) above, a merger, consolidation, or sale that would result in the voting securities of Titan outstanding immediately prior thereto controlling or continuing to represent, directly or indirectly, either by remaining outstanding or by being converted into equity securities of the surviving person or entity, at least 50% of the total outstanding voting securities of Titan or the surviving person or entity outstanding immediately after such transaction.

In the event of a termination due to the executive’s death, the employment agreements provide that the Company will pay executive’s beneficiary or estate a lump sum equal to all earned but unpaid base salary plus an additional six months of base salary. Additionally, the Company will pay an amount equal to 50% of the executive’s base salary to the executive’s beneficiaries or estate for the remainder of the employment term (or the extended term) and provide the Standard Executive Benefits for a period of six months to the executive’s family.

In the event of a termination due to a qualifying disability under the employment agreement, the Company will pay the executive a lump sum equal to any accrued but unpaid base salary plus 24 months of base salary; provided that such amount shall be reduced by any Company-provided disability insurance payments. Additionally, the Company will provide the Standard Executive Benefits for the 24-month period.

In the event of a termination for cause, due to the executive's failure or refusal to perform the executive’s duties under the employment agreement or as assigned to executive by the CEO (as applicable) or by the Board of Directors, the Company is required to pay executive 50% of the executive’s base salary and continue the Standard Executive Benefits for a period of six months following termination.

Mr. Taylor’s employment agreement (originally effective April 28, 2006) contains a supplemental retirement benefit. The total payments due under this supplemental retirement benefit at December 31, 2016, were approximately $11.4 million. The payments calculated value was actuarially determined using a discount rate of 3.65% and based upon a monthly benefit negotiated between the Compensation Committee and the executive of $66,667 for Mr. Taylor, or 80% of Mr. Taylor's final salary. The employment agreement also provides for lifetime fully-paid medical and dental coverage for Mr. Taylor and his spouse and dependents (living in the household) at retirement. These obligations survive the termination of the employment agreement.

2017 Actions
Mr. Reitz’s Employment Agreement was amended effective January 1, 2017 to increase annual base salary to $900,000 and reflect responsibilities as President and Chief Executive Officer. A more detailed description and a copy of this Amendment can be found on the Form 8-K, filed by the Company on December 9, 2016.

For 2017, the Compensation Committee made the following modifications to the Plan to better align the performance-based compensation to the Company's short-term business objectives.

•	The Plan calculated annual bonus payout will be subject to the following rules:

◦	Overall, the total calculated annual bonus payout will be subject to a cap that equals 5% of Earnings Before Interest Tax Depreciation and Amortization (EBITDA) (excluding foreign currency effects).

◦	70% of the calculated annual bonus payout will be based solely on the EVA calculation (described below).

◦	30% of the calculated bonus payout will be discretionary.

•	For the named executive officers, the final payout will consist of:

◦	70% paid in cash.

◦	30% in restricted stock with a three year hold period (vesting ratably on each of the three anniversaries of the last day of the fiscal year to which performance relates)

The modified Plan is designed to motivate and reward named executive officers and management for making decisions that improve Company performance as measured by EVA. It is also designed to produce sustained shareholder value by establishing a direct link between EVA Momentum and incentive compensation:

•	Placing an emphasis on company-wide and business unit results.

•	Providing a consistent framework to drive accountability for performance throughout the Company.

•	Motivating management to think like owners.

•	Emphasizing teamwork and collaboration across all businesses and functions.

•	Addressing cyclical nature of business; smoothing out volatility of reward, while linking reward to performance.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables summarize the compensation for all of the Company's named executive officers as follows: (i) Mr. Taylor, the current Chairman of the Board and former CEO (until his retirement as CEO, effective December 29, 2016); (ii) Mr. Reitz, President and, effective January 1, 2017, Chief Executive Officer; (iii) Mr. Froisland, the interim Chief Financial Officer from May 2 to December 4, 2016, and Chief Financial Officer effective December 5, 2016; (iv) Mr. Troyanovich Secretary and General Counsel; and (v) Mr. Hrudicka, the former Chief Financial Officer (until May 2, 2016).

Summary Compensation Table

The 2016, 2015, and 2014 compensation for the Company's named executive officers was as follows:

Name and Principal Position as of December 31, 2016	Year	Salary	Bonus	Stock Awards (a)	All Other (b) Compensation	Total
Maurice M. Taylor Jr.	2016	$1,000,000	$ ─	$ ─	$61,517	$1,061,517
Chairman and former	2015	1,000,000	—	─	61,517	1,061,517
Chief Executive Officer (c)	2014	1,000,000	—	─	61,517	1,061,517

Paul G. Reitz	2016	$750,000	$795,000	$—	$47,014	$1,592,014
President (d)	2015	625,000	250,000	422,200	23,257	1,320,457
	2014	491,667	—	—	23,051	514,718

James M. Froisland	2016	$30,513	$282,702	$—	$—	$313,215
Chief Financial Officer (e)

Michael G. Troyanovich	2016	$350,000	$185,500	$—	$23,803	$559,303
Secretary & General	2015	325,000	40,000	211,100	15,193	591,293
Counsel	2014	300,000	—	—	15,048	315,048

John R. Hrudicka	2016	$224,359	$—	$—	$1,683	$226,042
Former Chief Financial	2015	345,000	150,000	263,875	13,142	772,017
Officer (f)	2014	265,833	50,000	167,600	7,772	491,205

(a)
Represent the grant date fair market value of restricted stock awards computed in accordance with Accounting Standards Codification Topic 718. Fair market value is defined as the mean between the high and low stock price on the date of the award. Excludes the effect of estimated forfeitures.

(b)
All other compensation for 2016 is comprised of the following: Mr. Taylor, $57,692 cash payment for unused vacation and $3,825 in 401(k) match; Mr. Reitz, $43,270 cash payment for unused vacation, $3,215 in 401(k) match, and $529 for wellness program; Mr. Troyanovich, $20,192 cash payment for unused vacation and $3,611 in 401(k) match; and Mr. Hrudicka, $1,683 in 401(k) match. The named executive officers are eligible to participate in the 401(k) plan offered to Titan's non-bargaining employees.

(c)	Mr. Taylor retired as Chief Executive Officer effective December 29, 2016.

(d)
Mr. Reitz was appointed President effective February 3, 2014, and was previously Chief Financial Officer. Effective January 1, 2017, Mr. Reitz was appointed to the additional position of Chief Executive Officer.

(e)	Mr. Froisland was appointed Chief Financial Officer effective December 5, 2016. Mr. Froisland served as the Company's Interim Chief Financial Officer from May 2, 2016, to December 4, 2016.

(f)
Mr. Hrudicka served the Company as Chief Financial Officer from February 3, 2014, to May 2, 2016, when he transitioned to Senior Vice President of North American Tire. Mr. Hrudicka left the Company effective July 22, 2016.

Outstanding Equity Awards at Year-End

The table below shows the outstanding equity awards at year-end December 31, 2016, for the named executive officers. These equity awards were granted under the Company's 2005 Equity Incentive Plan (as amended and restated).

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (a)	Market Value of Shares or Units of Stock that have not Vested (b)
Mr. Reitz	20,000	$21.59	12/09/2021	─	─
	4,286	$15.75	11/15/2020	─	─
	─	─	─	15,000	$168,150
	─	─	─	26,680	$299,083

Mr. Troyanovich	2,500	$21.59	12/09/2021	─	─
	─	─	─	3,750	$42,038
	─	─	─	13,340	$149,541

(a)	Restricted stock vesting is as follows: Mr. Reitz, 13,320 on 7/1/17; 15,000 on 12/30/17; and 13,360 on 7/1/18, and Mr. Troyanovich, 6,660 on 7/1/17; 3,750 on 12/30/17; and 6,680 on 7/1/18.

(b)	Market value calculated as the December 31, 2016, closing price of Titan's Common Stock multiplied by the number of unvested shares.

Option Exercises and Stock Vested

The following table summarizes the shares of restricted stock that vested during 2016 for each of the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Taylor	─	─
Mr. Reitz	28,320	$261,764
Mr. Froisland	─	─
Mr. Troyanovich	10,410	$86,820
Mr. Hrudicka	13,325	$68,447

Potential Payments upon Termination or Change of Control

Termination in Connection with a Change in Control
In the event of a change in control, if executive’s employment is terminated (whether voluntarily or involuntarily), the executive will be entitled to the Termination Payments. The potential payments in the event of a change in control as of December 31, 2016, would have been as follows:

Description	Mr. Reitz	Mr. Froisland	Mr. Troyanovich
Cash compensation - Salary due (a)	$900,000	$400,000	$350,000
Cash compensation - Vacation due (a)	69,232	30,768	26,924
Bonus payment (b)	795,000	282,702	185,500
Group medical/dental (c)	20,400	39,100	20,400
Stock options (d)	—	—	—
Accelerated vesting under 401(k) plan (e)	—	—	—
Total	$1,784,632	$752,570	$582,824

(a)	Cash compensation amounts would be paid in a lump sum at time of termination.

(b)	Bonus payment is based on the actual 2016 bonus awarded.

(c)	Calculated based on the family COBRA rate for 2017, (which is $1,700 per month) multiplied by the number of months left in the term.

(d)
All stock options are vested so there would be no acceleration on a termination of employment. At December 31, 2016, the closing price per share of Company common stock exceeded the exercise price for any options held by any of the named executive officers.

(e)	There were no unvested 401(k) balances at December 31, 2016.

Retirement or Voluntary/Involuntary Termination of Employment
If an executive’s employment is involuntarily terminated by the Company without cause or the executive terminates employment for good reason, subject to the executive’s execution and nonrevocation of a release of claims, the Employment Agreement provides that the executive would be entitled to the Termination Payments. Mr. Hrudicka did not receive any severance payments in connection with his termination of employment. As of the date of this proxy statement the Company has not made any payments to Mr. Taylor in connection with his retirement as CEO.

The payments due on voluntary/involuntary termination of employment would have been as follows (assuming such termination occurred effective December 31, 2016):

Description	Mr. Reitz	Mr. Froisland	Mr. Troyanovich
Cash compensation - Salary due (a)	$900,000	$400,000	$350,000
Cash compensation - Vacation due (a)	69,232	30,768	26,924
Bonus payment (b)	795,000	282,702	185,500
Group medical/dental (c)	20,400	39,100	20,400
Stock options (d)	—	—	—
Accelerated vesting under 401(k) plan (e)	—	—	—
Total	$1,784,632	$752,570	$582,824

(a)	Cash compensation amounts would be paid in a lump sum at time of termination.

(b)	Bonus payment is based on the actual 2016 bonus awarded.

(c)	Calculated based on the family COBRA rate for 2017, (which is $1,700 per month) multiplied by the number of months left in the term.

(d)
All stock options are vested so there would be no acceleration on a termination of employment. At December 31, 2016, the closing price per share of Company common stock exceeded the exercise price for any options held by any of the named executive officers.

(e)	There were no unvested 401(k) balances at December 31, 2016.

Payments on Termination due to Death or Disability
If an executive’s employment is terminated due to death, each of the employment agreements provides that the executive will be entitled to the following (assuming termination due to death on December 31, 2016):

Description	Mr. Reitz	Mr. Froisland	Mr. Troyanovich
Cash compensation - Salary due (a)	$675,000	$483,333	$262,500
Group medical/dental (b)	10,200	10,200	10,200
Acceleration of restricted stock (c)	467,233	—	191,579
Total	$1,152,433	$493,533	$464,279

(a)	Cash compensation amounts would be paid in monthly installments over the remaining term of the employment agreement.

(b)	Calculated based on the family COBRA rate for 2017, (which is $1,700 per month) multiplied by six months.

(c)	Pursuant to the restricted stock agreement, all restricted stock vests on death. The value is calculated based on the closing price per share of the Company's common stock on December 31, 2016.

If an executive’s employment is terminated due to disability, each of the employment agreements provides that the executive will be entitled to the following (assuming termination due to disability on December 31, 2016):

Description	Mr. Reitz	Mr. Froisland	Mr. Troyanovich
Cash compensation - Salary due (a)	$1,800,000	$800,000	$700,000
Group medical/dental (b)	40,800	40,800	40,800
Total	$1,840,800	$840,800	$740,800

(a)	Cash compensation amounts would be paid in monthly installments over a 24-month period. The above amounts assume no reduction for any payments under the Company's disability plans.

(b)	Calculated based on the family COBRA rate for 2017, (which is $1,700 per month) multiplied by 24 months.

Payments on Termination for Cause
In the event that the Company terminates the executive’s employment for the executive’s failure or refusal to perform the executive’s duties under the employment agreement or as assigned to the executive by the CEO (as applicable) or Board of Directors, the executive will be entitled to the following (assuming termination for cause on December 31, 2016):

Description	Mr. Reitz	Mr. Froisland	Mr. Troyanovich
Cash compensation - Salary due (a)	$225,000	$100,000	$87,500
Group medical/dental (b)	10,200	10,200	10,200
Total	$235,200	$110,200	$97,700

(a)	Cash compensation amounts would be paid in monthly installments over a six-month period.

(b)	Calculated based on the family COBRA rate for 2017, (which is $1,700 per month) multiplied by six months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD and Anthony L. Soave served on the Compensation Committee. None of the persons who served on the Compensation Committee during 2016 was an officer or employee of the Company during 2016, or at any time has been an officer of the Company or, except for Mr. Cashin, had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. See “Certain Relationships and Related Party Transactions” below for information relating to the Shareholders’ Agreement relating to Voltyre-Prom among the Company, OEP (for which Mr. Cashin serves as President) and RDIF. In addition, none of the Company’s executive officers serves, or has served during the last completed year, as a member of the board of directors or compensation committee of any other entity that has or had one or more of its executive officers serving as a member of the Compensation Committee or the Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Richard M. Cashin Jr., Chairman
Gary L. Cowger
Albert J. Febbo
Peter B. McNitt
Mark H. Rachesky, MD
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors has determined that six of the Company's seven directors meet the independence requirements for directors set forth in the New York Stock Exchange listing standards. The independent directors are: Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Anthony L. Soave. The director who is not independent is Maurice M. Taylor Jr., the Chairman of the Board and the Company's former Chief Executive Officer. Each of the directors serving on any of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Nominating Committee meets the independence requirements for directors serving on such committee under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
The non-employee directors of the Board of Directors meet, without the presence of any director who is not independent, for regularly scheduled sessions and at various other times throughout the year if deemed necessary. When the non-employee directors of the Board of Directors or respective committees thereof meet in executive session without management, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for each of its Audit, Compensation, Corporate Governance, and Nominating Committees. These Charters are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Corporate Governance Policies and Code of Business Conduct
The Company's Corporate Governance Policies and Code of Business Conduct are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Communication with the Board of Directors
Stockholders or other interested parties may communicate with the Board of Directors, or any individual member or members of the Board, by sending correspondence in writing to his attention as follows: c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301. Any written communication will be forwarded to the Board of Directors, or the specified member or members of the Board, for consideration.

Director Attendance at Annual Meetings
Pursuant to the Company’s Corporate Governance Policies, members of the Board of Directors are expected to attend the Company’s Annual Meetings of Stockholders, whenever possible. The Company’s directors typically attend such annual meetings and, in that regard, all directors attended the Annual Meeting of Stockholders for 2016.

CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee operates under a written charter, which was amended and restated April 6, 2016. This charter is available on the Company's website: www.titan-intl.com.

Pursuant to its charter, the Corporate Governance Committee is responsible for the following: (i) development and recommendation of a set of corporate governance guidelines; (ii) oversight of the Company's corporate governance practices and procedures; (iii) evaluation of the Corporate Governance Committee and its success in meeting the requirements of the Charter; (iv) development and oversight of a Company orientation program for new directors and continuing education program for current directors; (v) review and discussion with management of disclosure of the Company's corporate governance practices; (vi) monitoring compliance with the Company's Code of Business Conduct; and (vii) reviewing transactions between the Company and any related persons.

The Corporate Governance Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange. The Company has posted its corporate governance guidelines on the Company's website.

Members of the Corporate Governance Committee:

Peter B. McNitt, Chairman
Richard M. Cashin Jr.
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

NOMINATING COMMITTEE REPORT

The Nominating Committee of the Board of Directors was composed of five independent non-employee directors during 2016 and is responsible for developing criteria, identifying, screening, and nominating candidates for election to the Board of Directors, giving attention to the composition of the Board of Directors and its committees. The Nominating Committee operates under a written charter amended and restated on March 10, 2016. This charter is available on the Company's website: www.titan-intl.com.

The Nominating Committee recommended to the Board that each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Maurice M. Taylor Jr. stand for re-election as directors based on approved criteria. See Proposal #1 for further information regarding these director nominees.

Pursuant to its charter, the Nominating Committee is responsible for the following: (i) identification of individuals qualified to become Directors of the Company; (ii) seeking to address vacancies on the Board by actively considering candidates that bring a diversity of background and opinion; (iii) considering candidates on merit and considering the benefits of all aspects of diversity when recommending candidates to serve as new directors; (iv) developing a process for annual evaluation of the Board of Directors and its committees; and (v) reviewing the Board's committee structure and composition to make annual recommendations to the Board regarding the appointment of directors to serve as member of each committee and committee chairpersons.

Members of the Nominating Committee:

Gary L. Cowger, Chairman
Richard M. Cashin Jr.
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of March 31, 2017, by each person who is known by the Company to own beneficially more than 5% of the Company's common stock. As of March 31, 2017, 59,643,711 shares of the Company common stock were issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
MHR Fund Management LLC and Mark H. Rachesky, MD 1345 Avenue of the Americas, 42nd Floor New York, NY 10105	8,064,000	(a)	13.5%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	5,397,690	(b)	9.0%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas, 78746	3,281,067	(c)	5.5%

(a)
Based on information contained in a Schedule 13D/A related to MHR Fund Management LLC filed with the Securities and Exchange Commission on September 29, 2016. Includes 59,000 unissued shares subject to options exercisable within 60 days after March 31, 2017.

(b)	Based on information contained in a Schedule 13G related to BlackRock Inc. filed with the Securities and Exchange Commission on January 27, 2017.

(c)	Based on information contained in a Schedule 13G related to Dimensional Fund Advisors LP filed with the Securities and Exchange Commission on February 9, 2017.

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of March 31, 2017, by (i) each director and nominee for director, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned
Name	Number	(a)	Percent
Mark H. Rachesky, MD	8,064,000	(b)	13.5%
Anthony L. Soave	1,021,375		1.7%
Richard M. Cashin Jr.	834,157		1.4%
Maurice M. Taylor Jr.	449,870	(c)	*
Paul G. Reitz	127,071		*
Michael G. Troyanovich	53,785		*
Peter B. McNitt	50,000		*
Gary L. Cowger	23,760		*
Albert J. Febbo	22,500		*
James M. Froisland	—		*

All named executive officers & directors as a group (10 persons)	10,646,518		17.8%
___________________________ *Less than one percent.

(a)
Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated. Other than Mr. Taylor, includes unissued shares subject to options exercisable within 60 days after March 31, 2017, as follows: Dr. Rachesky, 59,000 shares; Mr. Soave, 105,000 shares; Mr. Cashin, 105,000 shares; Mr. Reitz, 24,286 shares; Mr. Troyanovich, 2,500 shares; all named executive officers and directors as a group, 295,786 shares.

(b)	Based on information contained in a Schedule 13D/A related to MHR Fund Management LLC filed with the Securities and Exchange Commission on September 29, 2016.

(c)
Includes 244,850 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 205,020 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Securities Exchange Act of 1934, the directors and officers of the Company and the persons who beneficially own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during 2016. Based solely on a review of the forms the Company has received, the Company believes that all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2016, except that Anthony L. Soave filed one late Form 4 with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee has established procedures for the approval of all related party transactions involving executive officers and directors. The Audit Committee reviews information pertaining to related party transactions, if any, that are provided to the Audit Committee, including disclosures in the director and officer questionnaires solicited by the Company on an annual basis. Quarterly, the Company’s Chief Financial Officer presents any related party transactions or series of transactions expected to exceed a certain amount to the Audit Committee for review and approval. The Audit Committee's review process includes the Audit Committee’s review of the underlying related party transaction documentation and the Audit Committee obtaining information regarding the business reasons for the transaction.

The Company sells products and pays commissions to companies controlled by persons related to the Chairman of the Company, Mr. Maurice Taylor.  The related party is Mr. Fred Taylor, who is Mr. Maurice Taylor’s brother.  The companies which Mr. Fred Taylor is associated with that do business with Titan include the following:  Blackstone OTR, LLC; FBT Enterprises; Green Carbon, INC; Silverstone, Inc.; and OTR Wheel Engineering.  During 2016, 2015, and 2014, sales of Titan product to these companies were approximately $0.9 million, $1.7 million, and $2.6 million, respectively.  Titan had trade receivables due from these companies of approximately $0.1 million at December 31, 2016, and approximately $0.2 million at December 31, 2015.  On other sales referred to Titan from these manufacturing representative companies, commissions paid to such companies in the aggregate were approximately $1.8 million, $2.0 million, and $2.4 million during 2016, 2015, and 2014, respectively. Titan had aggregate purchases from these companies of approximately $0.7 million, $4.7 million, and $9.9 million during 2016, 2015, and 2014, respectively.

In July 2013, the Company entered into a Shareholders’ Agreement between OEP and RDIF to acquire Voltyre-Prom, a leading producer of agricultural and industrial tires located in Volgograd, Russia. Mr. Richard M. Cashin Jr., a director of the Company, is the President of OEP, which owns 21.4% of the joint venture. The Shareholders' Agreement contains a settlement put option which may require the Company to, under specified circumstances, purchase equity interests in the joint venture from OEP and RDIF at a value set by the agreement.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2018 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 29, 2017, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company's 2018 Annual Meeting of Stockholders without the inclusion of such proposal in the Company's proxy material and written notice of such proposal is not received by the Company on or before March 14, 2018, proxies solicited by the Board of Directors for the 2018 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting. Stockholders' proposals should be sent to: Michael G. Troyanovich, Secretary and General Counsel of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Titan has adopted a procedure called "householding", which has been approved by the SEC. Under this procedure, Titan is delivering only one copy of the Company's 2016 Annual Report to Stockholders, including its Form 10-K for the year ended December 31, 2016, and Proxy Statement to multiple stockholders sharing the same address, unless Titan has received contrary instructions from an affected shareholder. Stockholders who participate in householding will continue to receive separate proxy cards.

Upon written request, Titan will promptly deliver a separate copy of the 2016 Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address. Stockholders may notify Titan of their requests by writing or calling Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, Illinois, 62301, telephone 217-228-6011.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers, or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 28, 2017	Secretary and General Counsel

Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
www.titan-intl.com

TITAN INTERNATIONAL, INC.
ATTN: TODD SHOOT
2701 SPRUCE STREET
QUINCY, IL 62301

SUBMIT YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11.59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

SUBMIT YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT YOUR PROXY BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark "For All
The Board of Directors recommends you vote				Except" and write the number(s) of the
FOR all of the following:				nominee(s) on the line below
1. Election of Directors	☐	☐	☐
Nominees
01 Richard M. Cashin Jr.
02 Gary L. Cowger
03 Albert J. Febbo
04 Peter B. McNitt
05 Mark H. Rachesky, MD
06 Maurice M. Taylor Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company's financial statements for the year ended December 31, 2017.						☐	☐	☐
3. To approve, in a non-binding advisory vote, the compensation paid to the Company's named executive officers.						☐	☐	☐

The Board of Directors recommends you vote for EVERY YEAR on proposal 4.					Every Year	Every Two Years	Every Three Years	Abstain
4. To approve, in a non-binding advisory vote, the frequency of future advisory votes on the compensation paid to the Company's executive officers.					☐	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

TITAN INTERNATIONAL, INC.

The Proxy is Solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held on
Wednesday, June 14, 2017, at 10:00 A.M. Mountain Daylight Time
at Sheraton Suites Calgary Eau Claire
255 Barclay Parade SW, Calgary, AB, T2P 5C2, Canada

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Michael G. Troyanovich, and each of them, as attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock in TITAN INTERNATIONAL, INC., held of record by the undersigned at the close of business on April 17, 2017, at the Annual Meeting of Stockholders to be held on Wednesday June 14, 2017, and at any adjournments or postponements thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed, or if no direction is indicated will be voted FOR proposals 1, 2, and 3 and for EVERY YEAR on proposal 4. Persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please note that if you are attending the Annual Meeting, proof of Titan Common Stock ownership as of the record date must be presented, in addition to valid photo identification.

Continued and to be signed on reverse side